Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 22, 2021 relating to the financial statements of CalAmp Corp. and subsidiaries and the effectiveness of CalAmp Corp. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of CalAmp Corp. for the fiscal year ended February 28, 2021.

/s/ Deloitte & Touche LLP
Costa Mesa, CA
October 29, 2021